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                                                                    EXHIBIT 99.1
                                                                    ------------


                                VOTING AGREEMENT
                                ----------------

         VOTING AGREEMENT (this "Voting Agreement"), dated as June 6, 2005, by and among Allstates WorldCargo, Inc., a New Jersey corporation (the "Company"), Joseph M. Guido, an individual ("Guido"), Sam DiGiralomo, an individual ("DiGiralomo"), Barton C. Theile, an individual ("Theile") and Craig D. Stratton, an individual ("Stratton"), (collectively and individually referred to as the "Voters").

         For good and valuable consideration, including the mutual covenants contained in the Settlement Agreement as set forth in the Court's Order for Judgment of May 27, 2005 and attached transcript of settlement of April 5, 2005 ("Order"), the parties agree as follows:

         1. (a) "Shares" shall mean and include any and all shares of capital stock of the Company which carry voting rights and shall include any such shares, options, and warrants now owned or subsequently acquired by each Voter, however acquired.

            (b) For a period commencing as of the date hereof and continuing until the termination of this Agreement in accordance with its terms, each Voter hereby irrevocably and unconditionally agrees: (i) to nominate, vote or to cause to be voted all of the Shares which each such Voter is entitled to vote or, if applicable, to give written consent with respect to such Shares, for each other as directors of the Company at any annual, special or other meeting for such purpose or by written consent and (ii) that any action to expand or in any way modify the composition of the Board of Directors of the Company from four directors except as set forth in the Order shall require the unanimous consent of all of the Voters. It being the intent of the Voters that these provisions are to ensure that control of the Company's Board of Directors remains as it presently is except as set forth in the Order (unless changed by unanimous consent), the Voters agree that no Voter shall exercise any right, in their capacity as Shareholder, or otherwise, the result of which would be to change the composition of or control of the Company's Board of Directors without the consent of all of the Voters.

         2. In the event that shareholder action is taken to alter or amend the Certificate of Incorporation by a vote of the shareholders, the Voters agree to vote all of their shares unanimously. If the Voters are unable to reach a unanimous decision, then the Voters agree to reject any change to the existing Certificate of Incorporation.

         3. In the event that shareholder action is taken to alter, amend, repeal or make new bylaws by a vote of the shareholders, the Voters agree to vote all of their shares unanimously. If the Voters are unable to reach a unanimous decision, then the Voters agree to reject any change to the existing bylaws.

         4. (a) During the term of this Agreement, the Voters shall not sell, dispose of (including by means of gift), pledge, assign the rights to, or encumber any of the Shares, or enter into any contract, option or other arrangement or understanding with respect to the Shares or consent to the offer for sale, sale, transfer, tender, pledge, hypothecation, encumbrance, assignment



                                                                         /s/ JDC

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or other disposition of any of the Shares or any interest therein in any manner
(any or the foregoing being referred to as a "Share Transaction"), without the prior written consent of all of the Voters, unless the other party to any such Share Transaction agrees in writing to join and be bound by all of the terms of this Agreement. Any transferee to whom Shares are transferred by any Voter, whether voluntarily or by operation of law, shall be bound by all of the obligations imposed upon the transferor under this Agreement, to the same extent as if such transferee were a Voter hereunder. No Voter shall transfer any Shares unless the transferee agrees in writing to be bound by this Agreement. Notwithstanding the foregoing, the anticipated and upcoming transfer by DiGiralomo of 1,000,000 shares to his ex-wife Albina DiGiralomo, pursuant to the Property Settlement Agreement and the Judgment of Divorce in the divorce action between them is specifically excluded from the operation of this provision.

            (b) During the term of this Agreement, the Voters shall not enter into any other voting or other agreement or grant any proxy or power of attorney regarding the Shares which is inconsistent with the Order.

         5. The commitments given by the Voters herein shall be binding upon and inure to the benefit of any and all permitted assignees or transferees of the Shares as well as the executors, administrators, heirs, successors, assigns, representatives, in whatever capacity, by operation of law or otherwise, of the parties hereto. The parties hereto agree that the failure for any reason of a Voter to perform any of his agreements or obligations under this Agreement would cause irreparable harm or injury to the other Voters with respect to which money damages would not be an adequate remedy. Accordingly, each Voter agrees that, in seeking to enforce this Agreement against such Voter, the Company and the other Voters shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy available at law, equity or otherwise.

         6. This Agreement shall terminate in its entirety when each of Guido, DiGiralomo, Theile and Stratton no longer own, control or hold any Shares.

         7. Any notice or other communication to be given under this Agreement shall be in writing and delivered personally or by certified mail, return receipt requested as follows:

                  If to the Company:
                  Allstates WorldCargo, Inc.
                  7 Doig Road, Suite 3
                  Wayne, NJ  07470
                  Attn: Sam DiGiralomo
                  Fax: (973) 696-9402

                  With a copy to:

                  Allstates WorldCargo, Inc.
                  7 Doig Road, Suite 3
                  Wayne, NJ  07470
                  Attention: Kenneth Isaacson, Esq.
                  Fax: (973) 696-9402




                                                                         /s/ JDC


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                  If to DiGiralomo:
                  Sam DiGiralomo
                  2406 Lahn Lane
                  Mays Landing, NJ  08330

                  If to Theile:
                  Barton C. Theile
                  65 Sweet Briar Drive
                  Clark, NJ  07066

                  If to Stratton:
                  Craig D. Stratton
                  25 Sam Drive
                  Tinton Falls, NJ  07724

                  With a copy to:

                  Kirkpatrick & Lockhart, LLP
                  One Newark Center
                  10th Floor
                  Newark, NJ  07102
                  Attn: Anthony P. La Rocco, Esq.
                  Fax: (973) 848-4001

                  If to Guido:
                  Joseph M. Guido
                  Ebb Tide Estate
                  711 South Main Street
                  Cedar Run, NJ 08092

                  With a copy to:

                  Duane Morris, LLP
                  240 Princeton Avenue
                  Suite 150
                  Hamilton, NJ 08543-5203
                  Attn: Frank Luchak, Esq.
                  Fax: 609.631.2401

         8. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to conflicts of law principles.

         9. Other than the Order, this Agreement constitutes the entire agreement among the parties with regard to the subject matter described herein and can be waived, modified, amended or terminated only by a writing signed by all parties hereto. This Agreement may be executed in counterparts all of which, when taken together, shall constitute one and the same instrument. Any person agreeing to be bound to this Agreement subsequent to the date hereof shall evidence such agreement by executing a joinder agreement in form and substance reasonably satisfactory to the Company and each Voter.

                                                                         /s/ JDC


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         10. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his or its legal representative drafted the provision.

         11. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

         12. Each Voter will promptly after the date hereof surrender to the Company all certificates representing the Shares, and the Company will place the following legend on such certificates in addition to any other legend required thereon:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING AND OTHER RESTRICTIONS PURSUANT TO A VOTING AGREEMENT ENTERED INTO BY THE COMPANY, THE HOLDER OF THIS CERTIFICATE AND CERTAIN OTHER STOCKHOLDERS OF THE COMPANY, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE SECRETARY OF THE COMPANY.

         Upon any placement of the foregoing legend on stock certificates, such certificates shall promptly be returned to the applicable Voter.

                 (Remainder of page left intentionally blank.)

                                                                         /s/ JDC


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                    (Signature Page to the Voting Agreement)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed "as of the day and year first above written.

                                             ALLSTATES WORLDCARGO, INC.


                                             By:
                                                 -----------------------------
                                                 Name:     Sam DiGiralomo
                                                 Title:    President

                                             ---------------------------------
                                             Name:    Joseph M. Guido


                                             ---------------------------------
                                             Name:    Sam DiGiralomo


                                             ---------------------------------
                                             Name:    Barton C. Theile


                                             ---------------------------------
                                             Name:    Craig D. Stratton


                                                                         /s/ JDC

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